Nicole C. Brookshire +1 617 937 2357 nbrookshire@cooley.com	Exhibit 5.1

August 3, 2021

Cardlytics, Inc.

675 Ponce de Leon Avenue NE, Suite 6000

Atlanta, Georgia 30308

Ladies and Gentlemen:

You have requested our opinion, as counsel to Cardlytics, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 21,797 shares (the “Shares”) of the Company’s Common Stock, par value $0.0001 per share (“Common Stock”), subject to outstanding options granted pursuant to the Ecinity, Inc. 2012 Equity Incentive Plan (the “Bridg Plan”). Such awards were assumed by the Company pursuant to the Agreement and Plan of Merger, dated as of April 12, 2021, by and among the Company, Bridg, Inc., a Delaware corporation (“Bridg”), Mr. T Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company, and Shareholder Representative Services LLC, solely in its capacity as the representative of the securityholders of Bridg (the “Merger Agreement”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and the related prospectus, (b) the Company’s Amended and Restated Certificate of Incorporation and the Company’s Amended and Restated Bylaws, each as currently in effect, (c) the Bridg Plan, (d) the Merger Agreement and (e) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials, and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness of such documents. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Bridg Plan, the Registration Statement and the related prospectus, will be validly issued, fully paid and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Cooley LLP  500 Boylston Street  Boston, MA  02116-3736

t: (617) 937-2300 f: (617) 937-2400 cooley.com

Sincerely,

Cooley LLP

By:	/s/ Nicole C. Brookshire
Nicole C. Brookshire

Cooley LLP  500 Boylston Street  Boston, MA  02116-3736

t: (617) 937-2300 f: (617) 937-2400 cooley.com